Exhibit 8

Names and addresses of the Underwriters of the Republic’s 3.25% Note due 2009

Republic of Italy
Underwriters’ Addresses in relation to the Republic’s US$2,000,000,000
3.25% Global Note due May 15, 2009

Credit Suisse First Boston (Europe) Limited	One Cabot Square London E14 4QJ England

J.P. Morgan Securities Ltd.	125 London Wall London EC2Y 5AJ England

Lehman Brothers International (Europe)	25 Bank Street London E14 5LE England

BNP Paribas	10 Harewood Avenue London NW1 6AA England

Citigroup Global Markets Limited	33 Canada Square Canary Wharf London E14 5LB England

Deutsche Bank AG London	Winchester House 1 Great Winchester Street London EC2N 2DB England

Goldman Sachs International	Peterborough Court 133 Fleet Street London EC4A 2BB England

Merrill Lynch International	Merrill Lynch Financial Centre 2 King Edward Street London EC1A 1HQ England

Morgan Stanley & Co. International Limited	20 Cabot Square Canary Wharf London E14 4QW England

Nomura International plc	Nomura House 1 St. Martin’s-le-Grand London EC1A 4NP England

UBS Limited	1 Finsbury Avenue London EC2M 2PP England